1 Q4 & FY 2024 Shareholder LetterNASDAQ: WBTN WEBTOON Entertainment

2 Dear Fellow Shareholders, 2024 was a milestone year for WEBTOON Entertainment. We became a publicly traded company on Nasdaq, marking an exciting new chapter in our journey, and our creators and IP continued to grow their influence all over the world. I am pleased to share that we reported full year revenue growth of 5.1% or 13.0% on a constant currency basis. While we reported a net loss of $152.9 million due mostly to non-cash expenses, we achieved a record Adjusted EBITDA of $67.9 million, demonstrating the underlying strength of our expanding global business. Our 2024 performance was supported by strong ARPPU growth of 6.2% or 13.7% on a constant currency basis, driven by growth across all three regions. We were pleased with our ability to generate strong revenue growth with our existing users. We believe these results reflect the health of our strategy and our flywheel – our creators, content, and users – that continue to drive our business forward. Q4 & FY 2024 February 25, 2025 The Trauma Code : Heroes on Call Courtesy of Netflix Sidelined : The QB and Me Courtesy of Tubi Jeongnyeon : The Star is Born Courtesy of Disney+

3 1 Variety’s Streaming Originals Chart which ranks the most-watched streaming originals every week based on data sourced from Luminate’s Film & TV Streaming Viewership (M) product. Our business and platforms are primed to fuel the global entertainment market, with two studio divisions, a growing list of hits, and projects in development with world-class production partners. With a significant and growing number of titles in our catalogue, and fandoms eager to consume their favorite content in new formats, we see IP adaptations as a way to drive awareness as well as bring new fans to our platforms. In Q4 alone, we had a number of new hit adaptations, including “Jeongnyeon: The Star is Born” in Korea and “Sidelined: The QB and Me” in the US. “Jeongnyeon: The Star is Born" ranked in the Top 10 globally on Disney+ and we were gratified to see the title recognized on TIME magazine’s 2024 list of the “10 Best K-Dramas.” Over the US Thanksgiving weekend, we launched “Sidelined: The QB and Me” on Tubi. The project originated as a webnovel on our Wattpad platform before becoming a feature film starring global TikTok sensation Noah Beck. The film was an instant hit, reaching No. 1 on Tubi in the US and Canada, where it drew the biggest number of viewers of any title on the platform in its first seven days. It has also been credited with bringing the most new viewers to Tubi of any title to date. The film landed at No. 5 on Variety’s Streaming Originals Chart1 and its success has already led to an expedited greenlight for a sequel. Our IP Adaptation business is also off to a strong start in 2025. In January, the Studio N-produced “The Trauma Code: Heroes on Call” debuted on Netflix as a global streaming hit, spending four weeks as a Top 10 Non-English Series. Also in January, we announced a live-action film adaptation of our horror webcomic “Stagtown” with Margot Robbie’s LuckyChap production company, producers of the “Barbie” movie. And in March, the latest “True Beauty” adaptation will hit screens in Japan, with “True Beauty: Before,” a live-action feature film. As we head into 2025, we are particularly excited about our growing presence in the anime industry. As a leading platform for digital comics, we believe WEBTOON IP is uniquely positioned for anime adaptations, thanks to its vibrant full-color storytelling and digitally-native format. In 2024, we saw great success with anime adaptations, including "Viral Hit," “Tower of God Season 2,” “True Beauty,” and “Senpai Is an Otokonoko,” and plan to build on this momentum with a target of 20 new anime projects in various stages of development in Japan this year. Continuous innovation and improvement of our platform is an important way for us to support user growth while expanding opportunities for creators. Technology and AI underpin how we protect creators and their work on our platform, and in 2024, we expanded our ongoing anti-piracy efforts. While piracy continues to be a persistent issue for the digital comic industry, we remain committed to combating the problem through both legal action and our proprietary ‘Toon Radar’ AI technology, which delays and blocks the distribution of pirated webcomics. These efforts achieved a 93% takedown rate of illegal sites in Korea and a 76% takedown rate of illegal sites outside of Korea (including Japan, Europe, and North America) over a seven year period ending June 2024, preventing millions of dollars in illegal content distribution. Our Content Continued to Shape Entertainment and Pop Culture Investing in Users and Creators Through Product Improvements

4 In 2024, we also began the roll out of our AI-driven, personalized recommendation model. First introduced in Korea, our recommendation technology suggests content based on user preferences, including genre and drawing style, among other factors. We believe this technology will continue to deepen engagement as users find more content they love on WEBTOON. During Q4 2024, the number of weekly episodes viewed per user in Korea increased by 2%, compared to the corresponding period in the prior year. In 2025, our priorities remain consistent as we seek to continue to improve usability, expand monetization opportunities for creators, and enhance content discovery for our users. In January, we launched a revamped onboarding experience for new users, asking them for their preferences upfront to accelerate personalization and showcase popular titles based on their individual tastes. Early results have been promising, with meaningful increases in user engagement - including improved visit to read conversion of new users - across multiple regions. In addition to improving our recommendations, we are also exploring new formats to increase engagement on our platform. In Q1 of 2025, we plan to begin testing short, trailer-style promotional videos called ‘Highlights’ for our content in select countries. Similar to effective previewing formats in streaming, we believe that providing a dynamic animated content preview will help generate more interest and readership on our platform. We plan to also innovate with new paid content models, introducing the ability for readers to unlock entire series to better meet users’ needs. Currently, users can unlock episodes but have no option to unlock the entire series for a completed title. By adding a new option to unlock the entire series, we expect to give our users more control, enabling the binge-reading some users crave, and unlocking new revenue opportunities. Our tests for this initiative have been positive, showing the potential for significant revenue upside. We’ll begin the rollout of this new monetization feature across all regions in March 2025. As we continue to refine these initiatives, we remain focused on delivering a best-in-class experience for our global audience and creators.

5 During 2024, we continued to increase our brand awareness through effective marketing as part of our strategy to grow users and engagement long-term. Building on our successful partnership with Duolingo in October, we continued to work with exciting brands throughout Q4. In December, we launched our second partnership with Discord, and also announced a new partnership with Stillfront Studio’s Nanobit to develop free-to-play mobile games based on popular webcomic titles for gaming audiences worldwide. As gaming continues to be a promising area to extend our IP value chain, the partnership with Stillfront will develop mobile games based off some of our biggest Korean titles, including “Operation: True Love,” “My Roommate is a Gumiho,” “My ID is Gangnam Beauty,” “See You in My 19th Life,” and “Secretary’s Escape.” We are carrying this strong momentum into 2025. To kick off the year, we launched our new Branded Contest offering, starting with marquee gaming partner CAPCOM. This new contest hub and offering allows brand partners to tap into the passionate fandoms and creative communities on our platforms. Alongside our brand and content partnerships, we continued to engage existing users through new and innovative ad formats. Advertising remains a significant and largely untapped opportunity for us, reflecting our highly-valued demographic of deeply engaged Gen Z users. We believe our users are already accustomed to enjoying paid, premium content through ads on other global platforms such as YouTube, Netflix, and TikTok. Advertising can generate meaningful revenue for creators as well as platforms, and we have already had important successes with the number of users that engaged with our most recent new ad formats, such as Offerwall and Rewarded Video. Continued Success Engaging New and Existing Users

6 Junkoo Kim Founder & CEO, WEBTOON Entertainment Inc. In Closing I would like to conclude by thanking our team members, creators, users, and shareholders for their continued support. I am incredibly proud of the progress we made throughout 2024 as we became a public company, solidifying our position as a category creator and global leader in the webcomic format. As we look towards 2025, we will continue to focus on driving innovation with bold new initiatives to grow our business and ecosystem, democratizing storytelling by bringing comics and a new form of visual storytelling into the creator economy. Thank you for your continued support of our company and the joy that storytelling brings,

7 Adjusted EBITDA loss was $3.5 million, compared to a gain of $10.4 million in the prior year as a result of actuarial losses on retiree benefits, a non-cash, non-operating expense based on a third-party evaluation, as well as the effects of currency translation and lower gross profit in Korea due to a shift in revenue mix. Actuarial loss had an approximately $6 million impact to Adjusted EBITDA in the fourth quarter. Adjusted EBITDA Margin was (1.0%), compared to 3.1% in the prior year. Net Loss was $102.6 million, compared to $95.3 million in the prior year, driven by higher general & administrative expenses due to costs associated with being a public company, higher marketing expense, and higher impairment losses on goodwill. Total revenue of $352.8 million grew 5.6% driven by growth in Paid Content and Advertising, partially offset by our exposure to weaker foreign currencies. Diluted loss per share was $0.72, compared to a loss per share of $0.62 in the prior year. Adjusted loss per share was $0.03, compared to Adjusted EPS of $0.09 in the prior year. Revenue on a constant currency basis was $368.9 million, growing 10.4%, driven by growth in Paid Content and Advertising, partially offset by a decline in IP Adaptations. • Paid Content revenue grew 6.7%, or 10.9% on a constant currency basis, driven by ongoing strength in Japan, which continued to show double-digit growth – as well as successful monetization efforts in Korea and Rest of World. • Advertising revenue grew 22.1%, or 27.4% on a constant currency basis, primarily driven by double-digit revenue growth in Korea and Japan and single-digit revenue growth in Rest of World. Strong performance in Korea was supported by increased ad sales from NAVER and other partners. • IP Adaptations revenue declined 14.5%, or a decline of 6.9% on a constant currency basis, driven by a single-digit revenue decline on a constant currency basis in Korea and a double- digit revenue decline on a constant currency basis in Rest of World, offset by triple-digit revenue growth on a constant currency basis in Japan. Financial Update Fourth Quarter 2024 (vs. Fourth Quarter 2023)

8 Adjusted EBITDA of $67.9 million and Adjusted EBITDA Margin of 5.0% both increased from the prior year as a result of strong gross profit and effective cost controls. Net Loss of $152.9 million, compared to $144.8 million in the prior year, driven by higher general & administrative expenses due to costs associated with being a public company and higher impairment losses on goodwill. Total revenue of $1.35 billion grew 5.1% driven by strong growth in Paid Content and Advertising, partially offset by our exposure to weaker foreign currencies. Diluted loss per share was $1.21, compared to a loss per share of $1.06 in the prior year. Adjusted EPS of $0.57 increased from $0.08 in the prior year. Revenue on a constant currency basis was $1.44 billion, growing 13.0%, driven by growth across all revenue streams – Paid Content, Advertising, and IP Adaptations – and regions. • Paid Content revenue grew 5.3%, or 12.6% on a constant currency basis, driven by double-digit growth in Japan and Rest of World, partially offset by a single-digit decline in Korea. • Advertising revenue grew 14.2%, or 19.8% on a constant currency basis, primarily driven by double-digit revenue growth in Japan and Rest of World, offset by a slight decline in Korea. • IP Adaptations revenue declined 8.3%, which translated to growth of 6.7% on a constant currency basis, driven by triple-digit revenue growth on a constant currency basis in Japan and single-digit revenue growth on a constant currency basis in Korea, offset by a single-digit revenue decline on a constant currency basis in Rest of World. Full Year 2024 (vs. Full Year 2023)

Consolidated Global Results

GLOBAL REVENUE CC ($M)



10.4%
13.0%
$334.1
$43.7
$37.1
$253.4
$368.9
$40.6
$47.2
$281.1
$1,270.3
$102.0
$145.5
$1,022.9
$1,435.2
$108.8
$174.2
$1,152.1
4Q23
4Q24
FY 2023
FY 2024
Paid Content Revenue CC
Advertising Revenue CC
IP Revenue CC
Global Revenue CC

GLOBAL MAU (M)



-3.7%
-1.5%
169.6
163.3
168.9
166.4
4Q23
4Q24
FY 2023
FY 2024

GLOBAL MPU (M)



4.5%
4.6%
4.6%
4.6%
7.6
7.5
7.8
7.7
4Q23
4Q24
FY 2023
FY 2024
MPU
Paying ratio

Global ARPPU CC ($M)



+12.4%
+13.7%
$11.1
$12.5
$10.9
$12.4
4Q23
4Q24
FY 2023
FY 2024

WEBTOON Entertainment's total revenue for the three months ended December 31, 2024 increased 5.6% to $352.8 million compared to $334.1 million in the prior year driven by strength in Paid Content and Advertising, partially offset by our exposure to weaker foreign currencies. On a constant currency basis, this translated to growth of 10.4%. Total revenue for the year ended December 31, 2024 increased 5.1% to $1.35 billion compared to $1.28 billion in the prior year. On a constant currency basis, this translated to growth of 13.0%.

In Paid Content, fourth quarter revenue of $270.2 million grew 6.7%, or 10.9% on a constant currency basis compared to the prior year, and full year revenue of $1.08 billion grew 5.3%, or 12.6% on a constant currency basis compared to the prior year. This was driven by ongoing strength in Japan, which continued to show double-digit growth, as well as successful monetization efforts in Korea and Rest of World.

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10 During the fourth quarter, total MAU of 163.3 million declined 3.7% while MPU of 7.5 million decreased 1.3% compared to the fourth quarter of the prior year. As we discussed last quarter, we remain focused on driving app users, who are more engaged and present better monetization opportunities. We also experienced continued pressure on Rest of World MAU due to a government ban on Wattpad in one country, with the fourth quarter including the impact of a full three months of the ban. Importantly, we saw growth in webcomic app MAU of 6.7% in the fourth quarter, excluding webnovel users. Notably, the Company maintained its leadership position in Japan in both users and revenue, with fourth quarter MPU growing 15.0% compared to the fourth quarter of 2023. For the full year, total MAU of 166.4 million declined 1.5% while MPU of 7.7 million declined 0.9% year-over-year. Advertising revenue in the fourth quarter grew 22.1%, which translated to growth of 27.4% on a constant currency basis compared to the prior year. This strong performance was driven by double-digit constant currency revenue growth in Korea and Japan. In Korea, this growth was the result of increased ad sales from NAVER and other partners, while Japan’s growth was driven by favorable user metrics, with both LINE Manga and eBookJapan posting healthy MAU growth. And in Rest of World, in the fourth quarter, we experienced a decline in Wattpad revenue due to lower user metrics driven by the continued ban in one country, partially offset by high double-digit growth in webcomic ad revenue. Full year advertising revenue grew 14.2% year- over-year, or 19.8% on a constant currency basis. IP Adaptations revenue in the fourth quarter declined 14.5%, or a decline of 6.9% on a constant currency basis, compared to the prior year, driven by a high-single-digit revenue decline on a constant currency basis in Korea and a double-digit revenue decline on a constant currency basis in Rest of World, offset by triple-digit revenue growth on a constant currency basis in Japan. While the pipeline of entertainment projects in Korea remains strong, we experienced a prolonged delay in project deliveries in Q4. In 2025 and beyond, we are excited to bring our planned pipeline of Studio N projects to market. Full year IP Adaptations revenue declined 8.3% year-over-year, but grew 6.7% on a constant currency basis.

11 $76.4 $82.3 $295.5 $339.1 4Q23 4Q24 FY 2023 FY 2024 Gross profit grew 7.7% in the fourth quarter to $82.3 million from $76.4 million in the prior year. This resulted in a gross margin of 23.3%, which expanded 45 basis points compared to the prior year. Starting in Q4, part of eBookJapan marketing expense in Japan was moved from Marketing to Cost of Revenue, amounting to an impact of $3.6 million. Excluding this reclassification, fourth quarter gross profit would have been $85.9 million, an increase of 12.4% from the prior year, or approximately 24.3% of revenue. Gross margin declined sequentially in the fourth quarter due to a sales mix shift to certain studio and performance-based ads businesses, both of which have higher revenue share ratios. Full year gross profit grew 14.7% to $339.1 million from $295.5 million in the prior year, translating to gross margin of 25.1%, which expanded 211 basis points compared to the prior year. Total general & administrative expenses in the fourth quarter were $77.8 million, compared to $55.1 million in the prior year. The increase was driven primarily by costs associated with being a public company and one time expenses. Total general & administrative expenses for the full year were $332.0 million, compared to $210.8 million in the prior year. Interest income for the quarter was $6.0 million, compared to $0.7 million in the prior year and other loss for the quarter was $6.2 million, compared to a loss of $20.8 million in the prior year period. For the full year, interest income was $15.8 million, compared to $3.0 million in the prior year, and other income was $6.5 million, compared to a loss of $23.6 million in the prior year. Income tax expense was $4.1 million in the quarter compared to a $7.5 million benefit in the prior year. Income tax expense for the full year was $2.8 million compared to $12.0 million in the prior year. Depreciation and amortization for the quarter was $12.1 million, compared to $10.4 million in the prior year. Depreciation and amortization for the full year was $40.1 million, compared to $38.4 million in the prior year. $55.1 $77.8 $210.8 $332.0 4Q23 4Q24 FY 2023 FY 2024 Gross Profit Gross Profit % +41.2% +57.5% 22.9% 23.3% 23.0% 25.1% GLOBAL G&A ($M) GLOBAL GROSS PROFIT ($M)

12 $0.09 $(0.03) $0.08 $0.57 4Q23 4Q24 FY 2023 FY 2024 $10.4 $(3.5) $8.7 $67.9 4Q23 4Q24 FY 2023 FY 2024 Net loss for the fourth quarter was $102.6 million, compared to a net loss of $95.3 million last year. This was primarily due to higher general & administrative expenses due to costs associated with being a public company, higher marketing expense, and higher impairment losses on goodwill. Net loss for the full year was $152.9 million, compared to net loss of $144.8 million last year. Excluding adjustments and other non-recurring costs, the Company posted a fourth quarter Adjusted EBITDA loss of $3.5 million, compared to an Adjusted EBITDA of $10.4 million in the prior year, as a result of actuarial losses on retiree benefits, a non-cash, non- operating expense based on a third party evaluation, as well as the effects of currency translation and lower gross profit in Korea due to a shift in revenue mix. As a result, fourth quarter diluted loss per share was $0.72, compared to a loss per share of $0.62 in the prior year period and adjusted loss per share was $0.03, compared to Adjusted EPS of $0.09 in the prior year period. For the full year, excluding adjustments and other non-recurring costs, Adjusted EBITDA was $67.9 million, compared to an Adjusted EBITDA of $8.7 million in the prior year. For the full year, diluted loss per share was $1.21, compared to a loss per share of $1.06 in the prior year, and Adjusted EPS of $0.57 increased from $0.08 in the prior year. Adj. EBITDA Margin Adj. EBITDA (Non-GAAP) ($M) ADJUSTED EPS ($) 3.1% 5.0% 0.7% -1.0%

Performance By Location

Korea

KOREA REVENUE CC ($M)



$146.4
+6.6%
$156.0
$554.0
-0.5%
$551.3
4Q23
4Q24
FY 2023
FY 2024

KOREA MAU (M)



24.6
-0.5%
24.5
24.9
-2.1%
24.4
4Q23
4Q24
FY 2023
FY 2024

KOREA MPU (M)



15.8%
14.5%
16.3%
15.4%
3.9
3.6
4.1
3.7
4Q23
4Q24
FY 2023
FY 2024
MPU
Paying ratio

KOREA ARPPU CC ($M)



$7.4
+16.3%
$8.7
$7.8
+6.2%
$8.3
4Q23
4Q24
FY 2023
FY 2024

Korea's total revenue for the three months ended December 31, 2024 was $146.4 million compared to $144.9 million in the prior year, primarily driven by unfavorable foreign currency movements. Revenue grew 6.6% on a constant currency basis as a result of the successful rollout of our AI-driven recommendation model. Rewarded Video sales also improved, benefitting from higher visibility of Daily Pass content after the AI recommendation model was introduced. Korea saw balanced ad sales growth from NAVER and other partners.

For the full year ended December 31, 2024, Korea's total revenue was $517.5 million compared to $566.4 million in the prior year. Revenue declined 0.5% on a constant currency basis, driven by declines in Paid Content and Advertising, partially offset by IP Adaptations growth.

In the fourth quarter, Korea MAU of 24.5 million decreased 0.5% year-over-year while MPU of 3.6 million declined 8.6% year-over-year. Fourth quarter Paying Ratio of 14.5% was down 129 basis points year-over-year.

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For the full year, Korea MAU of 24.4 million decreased 2.1% year-over-year while MPU of 3.7 million declined 7.6% year-over-year. Full year Paying Ratio of 15.4% was down 91 basis points year-over-year.

Fourth quarter ARPPU increased 8.5% year-over-year to $8.1 on a reported basis, and also increased on a constant currency basis by 16.3%. Full year ARPPU declined 1.2% to $7.8 on a reported basis, but grew 6.2% to $8.3 on a constant currency basis.

Japan

JAPAN REVENUE CC ($M)



+25.8%
+18.9%
$141.6
$168.4
$557.3
$701.2
4Q23
4Q24
FY 2023
FY 2024

JAPAN MAU (M)



+6.6%
+3.5%
20.7
22.1
21.2
21.9
4Q23
4Q24
FY 2023
FY 2024

JAPAN MPU (M)



9.5%
10.3%
9.2%
10.2%
2.0
2.3
2.0
2.2
4Q23
4Q24
FY 2023
FY 2024
MPU
Paying ratio

JAPAN ARPPU CC ($M)



+2.0%
+6.3%
$22.2
$22.7
$22.5
$23.9
4Q23
4Q24
FY 2023
FY 2024

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15 4Q23 4Q24 FY 2023 FY 2024 124.3 116.7 122.9 120.1 4Q23 4Q24 FY 2023 FY 2024 Japan’s total revenue for the three months ended December 31, 2024 increased 15.4% to $163.4 million compared to $141.6 million in the prior year. Revenue grew 18.9% on a constant currency basis. This revenue growth was driven by double-digit constant currency revenue growth in Paid Content and Advertising and triple-digit constant currency revenue growth in IP Adaptations. For the full year ended December 31, 2024, Japan’s total revenue was $648.2 million compared to $557.3 million in the prior year, surpassing Korea as our highest revenue region. Revenue grew 25.8% on a constant currency basis driven by double-digit constant currency revenue growth in Paid Content and Advertising and triple-digit constant currency revenue growth in IP Adaptations. In the fourth quarter, Japan's MAU increased 6.6% year-over-year to 22.1 million. Both eBookJapan and LINE Manga contributed to the MAU increase. Fourth quarter MPU of 2.3 million achieved growth of 15.0% year- over-year while the region’s Paying Ratio of 10.3% was up 75 basis points year-over-year. The company also continued to invest in original content in the region, with the No. 9 investment as one example of how the company is creating a local ecosystem. There were 164 new original title launches in the fourth quarter, which represented a 9% increase from the prior year quarter. For the full year, Japan MAU of 21.9 million increased 3.5% year-over-year while MPU of 2.2 million grew 14.6% year-over-year. Full year Paying Ratio of 10.2% was up 99 basis points year-over-year. Fourth quarter ARPPU of $22.0 declined 1.0% year-over-year on a reported basis but grew 2.0% on a constant currency basis. Full year ARPPU declined 1.7% to $22.1 on a reported basis, but grew 6.3% to $23.9 on a constant currency basis. ROW REVENUE CC ($M) ROW MAU (M) -6.1% -2.3 % Rest of World $46.1 $44.5 $159.0 $182.7 -3.3% +14.9%

16 1.7 1.7 1.8 1.7 4Q23 4Q24 FY 2023 FY 2024 $6.7 $6.9 $5.4 $6.6 4Q23 4Q24 FY 2023 FY 2024 For the first quarter 2025, the Company expects: • Revenue growth on a constant currency basis in the range of 1.7%-4.8%. This represents revenue in the range of $318-$328 million, based on current FX rates. • Adjusted EBITDA in the range of $0.5-$5.5 million, representing an Adjusted EBITDA Margin in the range of 0.2%-1.7%. Guidance First Quarter 2025 Outlook Rest of World’s total revenue for the three months ended December 31, 2024 declined 3.3% to $44.5 million compared to $46.1 million in the prior year. Revenue declined 3.3% on a constant currency basis, driven by declines in Paid Content and IP Adaptations, offset by growth in Advertising. For the full year ended December 31, 2024, Rest of World’s total revenue was $182.7 million compared to $159.0 million in the prior year. Revenue grew 14.9% on a constant currency basis as the result of double-digit growth in Paid Content and Advertising, offset by a decline in IP Adaptations. In the fourth quarter, Rest of World MAU of 116.7 million decreased 6.1% year-over-year and MPU of 1.7 million declined 3.3% year-over-year. Of note, roughly two-thirds of the MAU decline in Rest of World was isolated to one country where Wattpad experienced a full quarter of a government ban. Paying Ratio of 1.4% was consistent year-over-year and ARPPU of $6.9 increased 2.0% year-over-year on a reported and constant currency basis. For the full year, Rest of World MAU of 120.1 million decreased 2.3% year-over-year while MPU of 1.7 million declined 2.8% year-over-year. Full year Paying Ratio of 1.4% was down 1 basis point year-over-year. Fourth quarter ARPPU of $6.9 grew 2.0% year-over-year on a reported and constant currency basis. Full year ARPPU increased 21.6% to $6.6 on a reported and constant currency basis. ROW MPU (M) ROW ARPPU CC ($M) MPU Paying ratio +2.0% +21.6% 1.4% 1.4% 1.4% 1.4%

17 About WEBTOON Entertainment WEBTOON Entertainment is a leading global entertainment company and home to some of the world's largest storytelling platforms. As the global leader and pioneer of the mobile webcomic format, WEBTOON Entertainment has transformed comics and visual storytelling for fans and Creators. With its CANVAS UGC platform empowering anyone to become a Creator, and a growing roster of superstar WEBTOON Originals Creators and series, WEBTOON Entertainment’s passionate fandoms are the new face of pop culture. WEBTOON Entertainment’s adaptations are available on Netflix, Prime Video, Crunchyroll, and other screens around the world, and the company’s content partners include Discord, HYBE and DC Comics, among many others. With approximately 160 million monthly active users, WEBTOON Entertainment’s IP & Creator Ecosystem of aligned brands and platforms include WEBTOON, Wattpad--the world’s leading webnovel platform--Wattpad WEBTOON Studios, Studio N, Studio LICO, WEBTOON Unscrolled, LINE Manga, and eBookJapan, among others. Forward-Looking Statements This letter contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for future capabilities, ability to attract users in both our core and underpenetrated geographies, ability to grow our Paid Content, Advertising and IP Adaptations businesses, our financial condition and liquidity, and other statements concerning the success of our business and strategies. Forward- looking statements may be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this letter are based on reasonable assumptions, you should be aware that many factors could cause Conference Call & Webcast Details As previously disclosed, the Company will host a webcast and conference call on February 25, 2025, at 4:30 p.m. Eastern Time, to discuss the Company’s financial results for its fourth quarter and full year ended December 31, 2024. A live webcast of the conference call will be available online at https://ir.webtoon.com/. For those unable to listen to the live webcast, an archived version will be available at the same location for up to one year.

18 A Note About Key Business Metrics We define MAU as users based on each device logged in and each offering accessed from a single device and may include the same individual user multiple times if the user is logged in from multiple devices or if the user accesses multiple offerings from one device. We define MPU as users who have paid to access Paid Content in the applicable calendar month, averaged over each month in the given period. We define Paying Ratio as the ratio of MPU divided by MAU for the respective periods. We define Paid Content ARPPU as average Paid Content revenue in a given month divided by the number of MPU for such month, averaged over each month in the given period. actual results to differ materially from those in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other geopolitical or macroeconomic factors beyond our control; inability to attract, empower, properly support or incentivize our creators; inability to retain, attract and engage with our users; inability to anticipate, understand and appropriately respond to market trends and changing user preferences; failure to retain or increase our paying users; failure to effectively operate in highly competitive markets; inability to innovate and expand our Advertising business; inability to continue to diversify our monetization strategy or to increase revenues from IP Adaptations; failure to control our content-related costs; exposure to significant legal proceedings and regulatory investigations which may result in significant expenses, fines and reputational damage; failure to provide a safe online environment for children; exposure to claims that we violated third parties’ intellectual property rights; failure to obtain, maintain, protect or enforce our proprietary and intellectual property rights; rise of conflicts of interests with NAVER Corporation, our majority stockholder; and other risks and uncertainties set forth under the caption “Risk Factors” in our final prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 27, 2024 pursuant to Rule 424(b)(4), in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed by the Company with the SEC on November 12, 2024, and in other filings we make with the SEC in the future. Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligations to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Use of Non-GAAP Financial Measures & Definitions This letter contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Earnings Per Share (Adjusted EPS), revenue on a constant currency basis and revenue growth on a constant currency basis. We believe that these non-GAAP measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance

19 is planned, reported and assessed internally by management and the board of directors of the Company. Our non-GAAP financial measures should not be considered in isolation, or as substitutes for, financial information prepared in accordance with GAAP. Non-GAAP measures have limitations as they do not reflect all the amounts associated with our results of operations as determined in accordance with GAAP, and should only be used to evaluate our results of operations in conjunction with the corresponding or most directly comparable GAAP measures. We strongly encourage investors and shareholders to review our financial statements and publicly filed report in their entirety and not to rely on any single financial measure. A reconciliation is provided at the end of this shareholder letter for each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP. We encourage investors and shareholders to review the related U.S. GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measures, and not to rely on any single financial measure to evaluate our business. We do not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty or without unreasonable effort non-recurring items that may arise in the future. Adjusted EBITDA: We define Adjusted EBITDA as net income (loss) adjusted to remove the impact of interest income, interest expense, income tax expense (benefit) and depreciation and amortization with further adjustments to eliminate the effects of loss on equity method investments, effect of applying the valuation method of fair value through profit or loss, impairment of goodwill, non-cash stock-based compensation and certain other non-recurring costs. Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Adjusted Earnings Per Share (Adjusted EPS): We define Adjusted Earnings Per Share as Earnings Per Share before interest expense, interest income, income tax expense and depreciation and amortization with further adjustments to eliminate the effects of loss on equity method investments, effect of applying the valuation method of fair value through profit or loss, impairment of goodwill, non-cash stock-based compensation and certain other nonrecurring costs. We calculate Adjusted Earnings Per Share by making the adjustments described herein from Net Income (Loss) and dividing by basic and diluted weighted average shares of common stock outstanding, respectively, for the applicable period. Revenue on a Constant Currency Basis: We define revenue on a constant currency basis as revenue adjusted to remove the impact of foreign currency rate fluctuations and the impact of deconsolidated and transferred operations. We calculate revenue on a constant currency basis in a given period by applying the average currency exchange rates in the comparable period of the prior year to the local currency revenue in the current period. We calculated revenue on a constant currency basis in each of our revenue streams – Paid Content, Advertising and IP Adaptations – using the same method as laid out herein. Revenue Growth on a Constant Currency Basis: We define revenue growth on a constant currency basis as period-over-period growth rates of revenue, adjusted to remove the impact of foreign currency rate fluctuations and the impact of deconsolidated and transferred operations. We calculate revenue growth (as a percentage) on a constant currency basis as the increase in current period revenue over prior period revenue, where current period foreign currency revenue is translated using prior period average currency exchange rates.

20 ARPPU on a Constant Currency Basis: We define Paid Content ARPPU on a constant currency basis as average Paid Content revenue on a constant currency basis in a given month divided by the number of MPU for such month, averaged over each month in the given period. As discussed above, we calculate revenue on a constant currency basis in a given period by applying the average currency exchange rates in the comparable period of the prior year to the local currency revenue in the current period and excluding deconsolidated and transferred operations. ARPPU Growth on a Constant Currency Basis: We define ARPPU growth (as a percentage) on a constant currency basis as the increase in current period ARPPU over prior period ARPPU, with current period foreign currency ARPPU translated using prior period average currency exchange rates and excluding deconsolidated and transferred operations. Contact Information Investor Relations Corporate Communications Soohwan Kim, CFA investor@webtoon.com Kiel Hume & Lauren Hopkinson webtoonpress@webtoon.com

Financial and Operational Highlights

Fourth Quarter 2024

			Quarter Ended
Figures in millions, except user metrics and per share data	December 31, 2024	December 31, 2023	Change
Total Revenue	$352.8	$334.1	5.6%
Revenue on a Constant Currency Basis[1]	$368.9	$334.1	10.4%
Paid Content Revenue	$270.2	$253.3	6.7%
Paid Content Revenue on a Constant Currency Basis[1,2]	$281.1	$253.3	10.9%
Advertising Revenue	$45.3	$37.1	22.1%
Advertising Revenue on a Constant Currency Basis[1,2]	$47.2	$37.1	27.4%
IP Adaptations Revenue	$37.3	$43.7	(14.5%)
IP Adaptations Revenue on a Constant Currency Basis[1,2]	$40.6	$43.7	(6.9%)
Monthly Active Users ("MAU")	163.3	169.6	(3.7%)
Korea MAU	24.5	24.6	(0.5%)
Japan MAU	22.1	20.7	6.6%
Rest of World MAU	116.7	124.3	(6.1%)
Monthly Paying Users ("MPU")	7.5	7.6	(1.3%)
Korea MPU	3.6	3.9	(8.6%)
Japan MPU	2.3	2.0	15.0%
Rest of World MPU	1.7	1.7	(3.3%)
Paying Ratio	4.6%	4.5%	11 bps
Korea Paying Ratio	14.5%	15.8%	(129 bps)
Japan Paying Ratio	10.3%	9.5%	75 bps
Rest of World Paying Ratio	1.4%	1.4%	4 bps
Paid Content Average Revenue Per Paying User ("ARPPU")	$12.0	$11.1	8.1%
Korea ARPPU	$8.1	$7.4	8.5%
Japan ARPPU	$22.0	$22.2	(1.0%)
Rest of World ARPPU	$6.9	$6.7	2.0%
ARPPU on a Constant Currency Basis[1]	$12.5	$11.1	12.4%
Korea ARPPU on a Constant Currency Basis[1]	$8.7	$7.4	16.3%
Japan ARPPU on a Constant Currency Basis[1]	$22.7	$22.2	2.0%
Rest of World ARPPU on a Constant Currency Basis[1,2]	$6.9	$6.7	2.0%

21

22 Net Income/(Loss) ($102.6) ($95.3) ($7.3) Adjusted EBITDA¹ ($3.5) $10.4 ($13.8) Adjusted EBITDA Margin¹ (1.0%) 3.1% (409 bps) Diluted EPS ($0.72) ($0.62) ($0.10) Adjusted EPS1 ($0.03) $0.09 ($0.12)

Full Year 2024

Figures in millions, except user metrics and per share data	December 31, 2024	December 31, 2023	Year Ended Change
Total Revenue	$1,348.5	$1,282.7	5.1%
Revenue on a Constant Currency Basis[1]	$1,435.2	$1,270.3	13.0%
Paid Content Revenue	$1,083.0	$1,029.0	5.3%
Paid Content Revenue on a Constant Currency Basis[1,2]	$1,152.1	$1,022.9	12.6%
Advertising Revenue	$166.1	$145.5	14.2%
Advertising Revenue on a Constant Currency Basis[1,2]	$174.2	$145.5	19.8%
IP Adaptations Revenue	$99.4	$108.3	(8.3%)
IP Adaptations Revenue on a Constant Currency Basis[1,2]	$108.8	$102.0	6.7%
Monthly Active Users ("MAU")	166.4	168.9	(1.5%)
Korea MAU	24.4	24.9	(2.1%)
Japan MAU	21.9	21.2	3.5%
Rest of World MAU	120.1	122.9	(2.3%)
Monthly Paying Users ("MPU")	7.7	7.8	(0.9%)
Korea MPU	3.7	4.1	(7.6%)
Japan MPU	2.2	2.0	14.60%
Rest of World MPU	1.7	1.8	(2.8%)
Paying Ratio	4.6%	4.6%	3 bps
Korea Paying Ratio	15.4%	16.3%	(91 bps)
Japan Paying Ratio	10.2%	9.2%	99 bps
Rest of World Paying Ratio	1.4%	1.4%	(1 bps)
Paid Content Average Revenue Per Paying User ("ARPPU")	$11.7	$11.0	6.2%
Korea ARPPU	$7.8	$7.9	(1.2%)
Japan ARPPU	$22.1	$22.5	(1.7%)
Rest of World ARPPU	$6.6	$5.4	21.6%
ARPPU on a Constant Currency Basis[1]	$12.4	$10.9	13.7%
Korea ARPPU on a Constant Currency Basis[1]	$8.3	$7.8	6.2%
Japan ARPPU on a Constant Currency Basis[1]	$23.9	$22.5	6.3%
Rest of World ARPPU on a Constant Currency Basis[1,2]	$6.6	$5.4	21.6%

23

24 Net Income/(Loss) ($152.9) ($144.8) ($8.2) Adjusted EBITDA1 $67.9 $8.7 $59.3 Adjusted EBITDA Margin1 5.0% 0.7% 436 bps Diluted EPS ($1.21) ($1.06) ($0.15) Adjusted EPS1 $0.57 $0.08 $0.49 1 Revenue on a constant currency basis, Paid Content revenue on a constant currency basis, Advertising revenue on a constant currency basis, IP Adaptations revenue on a constant currency basis, ARPPU on a constant currency basis, Korea ARPPU on a constant currency basis, Japan ARPPU on a constant currency basis, Rest of World ARPPU on a constant currency basis, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS are non-GAAP financial measures. For definitions of these non-GAAP financial measures, see “Non-GAAP Financial Measures & Definitions” of this letter. A reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measure can be found at the end of this letter. 2ARPPU is calculated by taking Paid Content revenue and dividing it by the number of monthly paid users ("MPU") for such month, averaged over each month in the given period. ARPPU on a constant currency basis is calculated by dividing Paid Content revenue on a constant currency basis by the number of MPU for such month, averaged over each month in the given period. Where each metric is country specific, the numerator is Paid Content revenue on a constant currency basis by country and the denominator is users by country. The following table presents a reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for each of the periods presented.

Reconciliation of Non-GAAP Measures

In addition to adjustments for foreign exchange fluctuations, we have also further adjusted revenue to exclude the impacts of deconsolidated and transferred operations to show growth or loss exclusive of these changes ("Revenue on a Constant Currency Basis"). Revenue on a Constant Currency Basis is a Non-GAAP metric that management believes adds value but has its limitations as an analytical tool, and you should not consider it in isolation or as substitutes for analysis of our results as reported under GAAP.

The following table presents a reconciliation of revenue to revenue on a constant currency basis, and ARPPU to ARPPU on a constant currency basis, respectively, for each of the periods presented.

	Three Months Ended December 31,			Year Ended December 31,		
(in thousands of USD, except percentages)	2024	2023	Change	2024	2023	Change
Total Revenue	$352,847	$334,064	5.6%	$1,348,478	$1,282,748	5.1%
Effect of deconsolidated and transferred operations	-	18	-100.0%	(147)	(12,406)	-98.8%
Effects of foreign currency rate fluctuations	16,102	-	N/A	86,861	-	N/A
Revenue on a Constant Currency Basis	368,949	334,082	10.4%	1,435,192	1,270,342	13.0%
Paid Content Revenue	270,234	253,306	6.7%	1,083,026	1,028,960	5.3%
Effect of deconsolidated and transferred operations	-	44	-100.0%	(122)	(6,042)	-98.0%
Effects of foreign currency rate fluctuations	10,838	-	N/A	69,237	-	N/A
Paid Content Revenue on a Constant Currency Basis	281,072	253,350	10.9%	1,152,141	1,022,918	12.6%
Advertising Revenue	45,287	37,078	22.1%	166,087	145,452	14.2%
Effects of foreign currency rate fluctuations	1,940	-	N/A	8,129	-	N/A
Advertising Revenue on a Constant Currency Basis	47,227	37,078	27.4%	174,216	145,452	19.8%
IP Adaptations Revenue	37,326	43,680	-14.5%	99,365	108,336	-8.3%
Effect of deconsolidated and transferred operations	-	(26)	-100.0%	(25)	(6,364)	-99.6%
Effects of foreign currency rate fluctuations	3,324	-	N/A	9,495	-	N/A
IP Adaptations Revenue on a Constant Currency Basis	$40,650	$43,654	-6.9%	$108,835	$101,972	6.7%
Paid Content Average Revenue Per Paying User ("ARPPU")[1]						
Korea Paid Content Revenue	$86,239	$87,026	-0.9%	$352,521	$386,193	-8.7%
Korea ARPPU	8.1	7.4	8.3%	7.8	7.9	-1.1%
Effect of deconsolidated and transferred operations	-	-	N/A	-	(0.1)	-100.0%
Effects of foreign currency rate fluctuations	0.6	-	N/A	0.5	-	N/A
Korea ARPPU on a Constant Currency Basis	8.7	7.4	16.2%	8.3	7.8	6.1%

[1] ARPPU is calculated by taking Paid Content revenue and dividing it by the number of MPU for such month, averaged over each month in the given period. ARPPU on a constant currency basis is calculated by dividing Paid Content revenue on a constant currency basis by the number of MPU for such month, averaged over each month in the given period. Where each metric is country specific, the numerator is Paid Content revenue on a constant currency basis by country and the denominator is users by country.

25

Japan Paid Content Revenue	149,903	131,718	13.8%	594,302	527,489	12.7%
Japan ARPPU	22.0	22.2	-1.0%	22.1	22.5	-1.7%
Effects of foreign currency rate fluctuations	0.7	-	N/A	1.8	-	N/A
Japan ARPPU on a Constant Currency Basis	22.7	22.2	2.0%	23.9	22.5	6.3%
Rest of World Paid Content Revenue	34,093	34,562	-1.4%	136,203	115,277	18.2%
Rest of World ARPPU	6.9	6.7	1.9%	6.6	5.4	21.7%
Effect of deconsolidated and transferred operations	-	-	N/A	-	-	N/A
Effects of foreign currency rate fluctuations	-	-	N/A	-	-	N/A
Rest of World ARPPU on a Constant Currency Basis	$6.9	$6.7	1.9%	$6.6	$5.4	21.7%

26

The following table presents a reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for each of the periods presented.

	Three Months Ended December 31,		Year Ended December 31,	
(in thousands of USD, except percentages)	2024	2023	2024	2023
Net Loss	($102,563)	($95,266)	($152,912)	($144,759)
Plus (minus):				
Interest income	(6,030)	(721)	(15,820)	(3,009)
Interest expense	1	20	45	79
Income tax expense	4,928	(7,506)	3,604	12,006
Depreciation and amortization	12,121	10,415	40,074	38,359
EBITDA	($91,543)	($93,058)	($125,009)	($97,324)
Impairment losses on goodwill[1]	69,743	63,412	69,743	63,412
Stock-based compensation expense[2]	14,016	(1,110)	82,321	3,220
Loss on fair value instruments, net[3]	2,880	23,563	(2,263)	22,677
Restructuring and IPO-related costs[4]	1,405	2,694	42,050	4,330
Loss on equity method investments, net[5]	53	14,879	1,123	12,339
Adjusted EBITDA	($3,446)	$10,380	$67,965	$8,654
Net loss margin	-29.1%	-28.5%	-11.3%	-11.3%
Adjusted EBITDA Margin	-1.0%	3.1%	5.0%	0.7%
Weighted average shares outstanding (Basic and Diluted)	128,787,043	109,505,150	119,231,997	109,505,150
EPS (Basic and Diluted)	(0.72)	(0.62)	(1.21)	(1.06)
Adjusted EPS (Basic and Diluted)[6]	(0.03)	0.09	0.57	0.08

[1] Represents impairment losses on goodwill for Wattpad Corp., Wattpad WEBTOON Studios Corp., Munpia Inc. and Jakga Company Inc.

[2] Represents non-cash stock-based compensation expense related to WEBTOON's equity incentive plan and stock-based compensation plans of NAVER Corp., Munpia Inc. and LOCUS Inc.

[3] Represents unrealized net loss of financial assets measured at FVPL, which include the Company's equity investments in entities including NAVER Z Co., Ltd., Contents First Inc. and Clova Games Inc.

[4] Represents non-recurring expenses that we do not consider representative of the operating performance of the business. Other costs are comprised of the following expenses associated with (i) financial advisory fee (ii) consulting fee and (iii) severance fees and (iv) office relocation fee.

[5] Represents our proportionate share of recognized losses associated with our investments accounted for using the equity method.

[6] The numerator for Adjusted EPS is calculated by adjusting Net Loss by the same items in the Net Loss to Adjusted EBITDA reconciliation.

27